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                                                 April 15, 1998



Evergreen Core Stock Fund
Core Equity Fund
200 Berkeley Street
Boston, Massachusetts 02116

         Re:  Conversion of Core Equity Fund to Evergreen Core Stock
Fund

Ladies and Gentlemen:

         You have asked for our opinion as to certain Federal income tax consequences of the transactions described below.

                                         Parties and Proposed Transactions

         Core Equity Fund ("Original Fund") will be converted into Evergreen Core Stock Fund, a corresponding series of Evergreen Select Equity Trust, a Delaware business trust (the "Successor Trust") (such series, the "Successor Fund" and such conversion, the "Conversion"). The Original Fund is a series of CoreFunds, Inc., a Maryland corporation. The particular parties involved in the Conversion, and further details of the Conversion transactions, are described in the draft Prospectus/Proxy Statement to be filed with the United States Securities and Exchange Commission on or about April 13, 1998, which proxy statement (the "Proxy Statement") is incorporated herein by reference.

                                          Scope of Review and Assumptions

         In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization (the "Conversion Agreement") between the Successor Trust with respect to the Successor Fund and Core Funds, Inc. with respect to the Original Fund which is Exhibit A to the said Proxy Statement and on the information provided in said Proxy Statement. We have relied, without independent verification, upon the factual statements


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made  therein,  and  assume  that  there  will be no  change in  material  facts disclosed therein between the date of this letter and the date of the closing of the transactions. We further assume that the transactions will be carried out in accordance with the Conversion Agreement.

                                                  Representations

         Written representations, copies of which are attached hereto, have been made to us by appropriate officers of the Original Fund and of the Successor Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                                     Opinions

         Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

         1. The acquisition by Successor Fund of substantially all of the assets of Original Fund solely in exchange for shares of Successor Fund and the assumption by Successor Fund of the identified liabilities of Original Fund, if any, followed by the distribution by Original Fund of said Successor Fund shares to the shareholders of Original Fund in exchange for their Original Fund shares, will constitute a reorganization within the meaning of ss. 368(a)(1)(F) of the Code, and Successor Fund and Original Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

         2. No gain or loss will be recognized to Original Fund upon the transfer of substantially all of its assets to Successor Fund solely in exchange for Successor Fund shares and assumption by Successor Fund of the identified liabilities of Original Fund, or upon the distribution of such Successor Fund shares to the shareholders of Original Fund in exchange for all of their Original Fund shares.

         3. No gain or loss will be recognized by Successor Fund upon the receipt of the assets of Original Fund (including any cash retained initially by Original Fund to pay liabilities but later transferred) solely in exchange for Successor Fund shares and assumption by Successor Fund of the identified liabilities of Original Fund.



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         4. The basis of the assets of Original Fund acquired by Successor  Fund will be the same as the basis of those assets in the hands of Original Fund immediately prior to the transfer, and the holding period of the assets of Original Fund in the hands of Successor Fund will include the period during which those assets were held by Original Fund.

         5. The shareholders of Original Fund will recognize no gain or loss upon the exchange of all of their Original Fund shares solely for Successor Fund shares.

         6. The basis of the Successor Fund shares to be received by the Original Fund shareholders will be the same as the basis of the Original Fund shares surrendered in exchange therefor.

         7. The holding period of the Successor Fund shares to be received by the Original Fund shareholders will include the period during which the Original Fund shares surrendered in exchange therefor were held, provided the Original Fund shares were held as a capital asset on the date of the exchange.

         The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion is intended solely for the benefit and use of the Original Fund, the Successor Fund, and their shareholders, and is not to be used, released, quoted or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent.

                                            Very truly yours,

                                            /s/Sullivan & Worcester LLP
                                            ---------------------------
                                            SULLIVAN & WORCESTER LLP



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